Exhibit 99.1

Tejon Ranch Co. Announces Successful Completion of Rights Offering

TEJON RANCH, California, June 16, 2010 – Tejon Ranch Co. (NYSE-TRC) announced today that it raised $60 million, the maximum gross proceeds possible, through its just concluded rights offering. The rights offering concluded on June 14, 2010 and was extremely well received and oversubscribed to beyond the $60 million. Tejon previously offered transferable rights to purchase 2,173,946 shares of its common stock at a purchase price of $23.00 per share to stockholders of record as of May 21, 2010. In addition, Tejon had the option to issue an additional 434,789 shares to honor over-subscription requests. The $60 million of capital raised included the release of all 434,789 over-allotment shares and, as a result of the offering, the Company has issued 2,608,735 new shares of common stock.

“The Company and the Board of Directors are appreciative of the continued support of our current and new shareholders,” said Robert A. Stine, President and CEO. “Investing the maximum amount possible is evidence of their confidence in Tejon Ranch Co. These new capital proceeds will help us maintain our strong balance sheet as we move forward with the completion of our entitlement and land development activities.”

The net proceeds of the offering will be used to provide additional working capital for general corporate purposes, including to fund entitlement and development activities and to continue our investment into new water assets and water facilities.

About Tejon Ranch Co.

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield. More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include, without limitation, our statements contained above regarding the proposed rights offering, and other statements that are not historical facts. These statements involve risks and uncertainties that could cause actual results and events to differ materially, including the possibility that the rights offering may be cancelled before it closes. For a discussion of further risks and uncertainties related to Tejon’s business, please refer to our public company reports and the Risk Factors enumerated therein, including our Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent reports, filed with the SEC. Tejon undertakes no duty to update any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statements are based.